Exhibit 10(b)(7)(i)

NOTE PURCHASE AGREEMENT

by and among

NEWSTAR WAREHOUSE FUNDING 2005 LLC,

as Issuer

NEWSTAR FINANCIAL, INC.,

as Seller and Servicer

EACH OF THE INVESTORS FROM TIME TO TIME PARTY HERETO

EACH OF THE LIQUIDITY BANKS FROM TIME TO TIME PARTY HERETO

and

CITICORP NORTH AMERICA, INC.,

as the Note Purchaser Agent

Dated as of November 19, 2008

i

ii

Schedule I	Information for Notices

Exhibit A	Form of New Note
Exhibit B	Notice of Incremental Note Balance
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Demand Note
Exhibit E	Moody’s Structured Note Model Asset Inputs
Exhibit F	Authorized Officers of the Designated Manager of the Issuer
Exhibit G	Form of Letter of Credit Request
Exhibit H	Form of Assignment and Acceptance

Appendix A	Definitions and Usage

iii

NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT, dated as of November 19, 2008 (as amended, supplemented and otherwise modified from time to time, this “Agreement”), by and among NEWSTAR WAREHOUSE FUNDING 2005 LLC, a Delaware limited liability company, as issuer (“Issuer”), NEWSTAR FINANCIAL, INC., a Delaware corporation, as seller (in such capacity, “Seller”) and as servicer (in such capacity, “Servicer”), each of the INVESTORS from time to time party hereto (together with their respective successors and assigns, each an “Investor” and collectively, “Investors”), each of the LIQUIDITY BANKS from time to time party hereto (together with their respective successors and assigns, each a “Liquidity Bank” and collectively, “Liquidity Banks”) and CITICORP NORTH AMERICA, INC., as administrative agent for the Investors and the Liquidity Banks (in such capacity, together with its successors and assigns, the “Note Purchaser Agent”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. Capitalized terms used herein without definition shall have the meanings set forth in Appendix A to this Agreement. Such Appendix A also contains rules as to usage applicable to this Agreement.

ARTICLE II

RESTATEMENT CLOSING; PURCHASES OF INCREMENTAL NOTE BALANCES;

INTEREST RATE HEDGES

SECTION 2.01 Restatement Closing. The closing (the “Restatement Closing”) of the execution of the Basic Documents shall take place at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022 on November 19, 2008, or if the conditions to closing set forth in Section 4.01 of this Agreement shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived, or at such other time, date and place as the parties shall agree upon (the date of the Restatement Closing being referred to herein as the “Restatement Date”). On the Restatement Date, Issuer shall have delivered to the Note Purchaser Agent, on behalf of the New Note Purchaser, and the New Note Purchaser shall have acquired from Issuer, the New Note, substantially in the form set forth as Exhibit A, having (i) an aggregate initial Note Balance equal to the Incremental Note Balance to be acquired on the Restatement Date and (ii) a maximum Note Balance of $300,000,000.

SECTION 2.02 Requests for Purchases of Incremental Note Balances.

(a) At any time during the Revolving Period, no later than 2:00 p.m. New York time at least one (1) Business Day prior to a proposed Funding Date, to the extent that the sum of the aggregate outstanding Note Balance of the Notes (after giving effect to the proposed purchase) plus the Aggregate L/C Amount is less than the Note Purchase Obligation Limit, and subject to the terms and conditions hereof and in accordance with the other Basic Documents applicable thereto, Issuer may request that New Note Purchaser purchase Incremental Note Balances in a minimum daily amount of $1,000,000 (each such request, a “Notice of Incremental Note Balance”) by delivery of (i) a request to the Note Purchaser Agent in the form attached as Exhibit B, (ii) a Borrowing Base Certificate in the form attached as Exhibit C (which may be delivered as a part of the Notice of Incremental Note Balance) and (iii) such additional information as may be reasonably requested by the Note Purchaser Agent. No later than 12:00 p.m., New York Time, on each Funding Date or other Purchase Date, the Issuer shall deliver, or cause to be delivered, to the Note Purchaser Agent and the Custodian, with respect to any Purchased Assets to be included in the Borrowing Base for purposes of such Funding Date or other Purchase Date, (A) the First Deliverable Documents, (B) documentation reasonably satisfactory to the Note Purchaser Agent evidencing that, to the extent not reflected in the related Loan Assignment Document, the Required Consents, if any, have been obtained and (C) in the case of the purchase of an Incremental Note Balance as to which all or a portion of the proceeds will be applied by the Issuer to satisfy its reimbursement obligations pursuant to the Reimbursement Agreement with respect to any Letter of Credit that has been drawn, evidence satisfactory to the Note Purchaser Agent in its sole discretion that the Issuer is entitled to a reimbursement right in like amount pursuant to the Loan Documents relating to the Related Loan (which may include a certification by the Servicer to the Note Purchaser Agent to such effect); provided, that the requirement in this sentence shall be, in the case of a Pre-Funded Purchased Asset, subject to Section 2.02(c).

(b) No later than 4:00 p.m., New York Time, on the proposed Funding Date identified in the Notice of Incremental Note Balance, subject to compliance with this Section 2.02 and, subject to and in reliance upon the other terms, conditions, covenants, representations and warranties set forth in this Agreement and in the other Basic Documents, Investors may in their sole discretion purchase the Incremental Note Balance requested in the Notice of Incremental Note Balance, and if Investors do not purchase the entire amount of such Incremental Note Balance, the Liquidity Banks shall purchase, ratably in accordance with their Liquidity Bank Commitments, the entire amount of such Incremental Note Balance not purchased by the Investors by payment to or at the direction of the Issuer (or, in the case of a Pre-Funded Purchased Asset, to the Holding Account in accordance with Section 2.02(c)) of a purchase price (each, a “Note Purchase Price”) equal to the amount of such Incremental Note Balance (the date on which any such purchase occurs, a “Funding Date”) as provided in Section 3.01(c). Notwithstanding anything contained in this Section 2.02 or elsewhere in this Agreement to the contrary, (i) no Investor shall purchase any Incremental Note Balance at any time if, after giving effect thereto, the outstanding principal amount of Incremental Note Balances purchased by the Investors would exceed the Investor Purchase Limit, and (ii) no Liquidity Bank shall be obligated to purchase any Incremental Note Balance at any time if, after giving effect thereto, the outstanding principal amount of Incremental Note Balances purchased by such Liquidity Bank would exceed such Liquidity Bank’s Liquidity Bank Commitment then in effect.

(c) Notwithstanding the last sentence of Section 2.02(a), in the case of a Purchased Asset to be included in the Borrowing Base for purposes of any Funding Date that is originated on or around such Funding Date, such that it is commercially impracticable to deliver the First Deliverable Documents on such Funding Date (any such Asset, a “Pre-Funded Purchased Asset”), the First Deliverable Documents instead may be delivered in accordance with the procedures set forth in this Section 2.02(c). In the case of a Pre-Funded Purchased Asset, subject to all of the conditions to purchase of Incremental Note Balance set forth in this Agreement and the other Basic Documents, save for the delivery of the First Deliverable Documents on the Funding Date, one or more New Note Purchasers or the Note Purchaser Agent on behalf of New Note Purchasers shall deposit the amount of the related Note Purchase Price into the Holding Account. Upon receipt by the Indenture Trustee of notice from the Custodian that the Custodian has received from the Seller the First Deliverable Documents with respect to the applicable Purchased Asset, and so long as the Indenture Trustee has not received notice that an Event of Default or Potential Event of Default has occurred and is continuing or the conditions to funding hereunder otherwise have not been satisfied, the Indenture Trustee shall make available to the Issuer in same day funds, at such bank or other location reasonably designated by the Issuer in the Notice of Incremental Note Balance delivered pursuant to Section 2.02(a), the funds held in the Holding Account in respect of such Purchased Asset; provided, however, that in the event that such First Deliverable Documents are delivered to the Custodian after 4:30 p.m., or such later time as the Indenture Trustee may agree, on any day, the Indenture Trustee shall make such funds available to the Issuer on the next succeeding Business Day; provided, further, that in the event that the applicable First Deliverable Documents with respect to any such Purchased Asset are not delivered to the Custodian (with a copy to the Note Purchaser Agent) within two Business Days of the Funding Date, the Indenture Trustee shall cause the funds on deposit in the Holding Account in respect of such Purchased Asset to be paid to New Note Purchasers or the Note Purchaser Agent on behalf of New Note Purchasers who deposited such funds, pro rata, as a prepayment of principal of the Notes, in reduction of the Note Balance, unless both the Note Purchaser Agent and the Issuer direct the Indenture Trustee to retain such funds in the Holding Account for a longer period of time and specify the end date of such period. Any investment earnings on amounts on deposit in the Holding Account shall be deposited into the Interest Collection Subaccount to be applied as a part of Collections on the related Payment Date in accordance with the Indenture. The Seller shall provide copies of the First Deliverable Documents with respect to any Pre-Funded Purchased Asset to the Note Purchaser Agent, simultaneously with the delivery of such documents to the Indenture Trustee.

(d) Notwithstanding the foregoing or anything in this Agreement or any other Basic Document to the contrary, (i) nothing contained in this Agreement or any other Basic Document shall constitute a commitment by an Investor to purchase any Incremental Note Balances and (ii) no Investor shall be liable to make any payments under this Agreement or any other Basic Document (all liability with respect to which shall be an obligation of the Liquidity Banks).

SECTION 2.03 Annual Credit Review. Upon the Issuer’s request, made not more than 60 days prior to the then Scheduled Termination Date, each Liquidity Bank shall present the transactions contemplated by the Basic Documents (including risks to such Liquidity Bank relating to (i) the Notes held by the Note Purchaser Agent on behalf of New Note Purchasers, (ii) such Liquidity Bank’s obligations to purchase Incremental Note Balances under this Agreement and (iii) the Issuing Bank’s continued willingness and ability to issue, or continue to issue, Letters of Credit in the manner contemplated by Section 2.07) to its credit committee (such process, the “Annual Credit Review”). If each Liquidity Bank’s credit committee approves the continuation of the Revolving Period (which approval may be withheld or granted in the sole discretion of such committee) prior to the end of the then current

Revolving Period, then the Annual Credit Review will have been completed in a satisfactory manner and the Revolving Period will be renewed for an additional term of 364 days pursuant to Section 2.7(b) of the Sale and Servicing Agreement; otherwise, the Revolving Period shall terminate pursuant to the proviso to Section 2.7(b) of the Sale and Servicing Agreement. No later than 45 days prior to each Scheduled Termination Date, each Liquidity Bank will inform the Seller, Servicer and Issuer of the status of the Annual Credit Review. Not later than the earlier to occur of (i) two Business Days following the completion of each Annual Credit Review and (ii) the last Business Day of the Revolving Period, each Liquidity Bank will notify Seller, Servicer and Issuer as to whether or not the Revolving Period has been terminated. If any Liquidity Bank does not provide such notice within the time period described in the preceding sentence, then the Revolving Period shall terminate on the last day of the current Revolving Period, unless Liquidity Banks having aggregate Liquidity Bank Commitments equal to the Investor Purchase Limit shall agree to renew the Revolving Period.

SECTION 2.04 Interest Rate Hedges. Issuer may enter into Interest Rate Hedges from time to time with respect to any Eligible Asset that bears interest at a fixed rate; provided, however, that Issuer shall enter into, and Servicer shall cause Issuer to enter into, an Interest Rate Hedge only if (i) Issuer has delivered, or caused to be delivered, a complete set of the final documents with respect to such Interest Rate Hedge (including the identity of the related Hedge Counterparty) and (ii) the Note Purchaser Agent has delivered to Issuer its prior written consent to the Issuer’s entering into such Interest Rate Hedge (which consent may be delivered or withheld in the reasonable discretion of the Note Purchaser Agent). Issuer shall not amend, waive, terminate, increase or decrease the notional balance of, or otherwise modify the terms of, any Interest Rate Hedge, unless the Note Purchaser Agent has delivered its prior written consent thereto (which consent may be delivered or withheld in the reasonable discretion of Note Purchaser Agent). Note Purchaser Agent shall not be responsible for, and shall have no liability to Issuer, Indenture Trustee, Seller or Servicer for, any approval of the terms of, or failure to approve any Interest Rate Hedge, the Issuer’s entry into, or failure to enter into any Interest Rate Hedge, or the structure or terms of any Interest Rate Hedge.

SECTION 2.05 Unused Fee. The Note Purchaser Agent shall be entitled to receive from Issuer, and Issuer shall pay to the Note Purchaser Agent for distribution to New Note Purchasers, the Unused Fee Amount on each Payment Date.

SECTION 2.06 Intentionally Omitted

SECTION 2.07 Letters of Credit.

(a) Subject to the terms and conditions set forth in this Agreement and the other Basic Documents and subject to Applicable Law, the Note Purchaser Agent agrees to cause Letters of Credit payable in United States Dollars to be issued by the Issuing Bank from time to time after the Restatement Date and during the Revolving Period upon the request of the Servicer, on behalf of the Issuer, provided, however, that:

(i) the Servicer, on behalf of the Issuer, shall not request that any Letter of Credit be issued (and the Note Purchaser Agent shall not be required to cause any Letter of Credit to be issued) if, after giving effect thereto, the sum of the Note Balance plus the Aggregate L/C Amount would exceed the Borrowing Base or the Note Purchase Obligation Limit;

(ii) such Letters of Credit shall be in the Issuing Bank’s standard form (subject to such changes proposed by the prospective beneficiary thereof as shall be reasonably satisfactory to the Issuing Bank) and shall be otherwise in form and substance reasonably satisfactory to the Issuing Bank and the Note Purchaser Agent;

(iii) the Borrower shall not request that any Letter of Credit be issued (and the Note Purchaser Agent shall not be obligated to cause any Letter of Credit to be issued) unless (i) the Issuer is required to cause the issuance of a Letter of Credit in like amount, to the applicable beneficiary and with like terms pursuant to the terms of the Loan Documents with respect to any Purchased Loan Portion (and such issuance has been directed by the related Obligor or Agent in the manner set forth in such Loan Documents), (ii) each of the conditions to such issuance as are set forth in the applicable Loan Documents have been satisfied (except, in the case of clauses (i) and (ii), to the extent of any conditions that may have been waived by or on behalf of the Issuer with the prior written consent of the Note Purchaser Agent which may be given or withheld in its sole discretion), (iii) such requested Letter of Credit shall be in an amount that is not less than $ 250,000, (iv) after giving effect to such issuance, the Aggregate L/C Amount would not exceed $25,000,000 and (v) such issuance would not cause the total L/C Amount with respect to any single Obligor (including any Affiliates thereof) to exceed $5,000,000 (except that the total L/C Amount for one Obligor, including any Affiliates thereof, at any one time, may be up to $10,000,000); and

(iv) all conditions applicable to New Note Purchaser’s purchase of an Incremental Note Balance (excluding any notice requirements) are satisfied with respect to the issuance of a Letter of Credit as if such request for issuance were a request for a purchase of an Incremental Note Balance (provided, that the requirements set forth in Section 2.02 and clause (i) of Section 3.01 shall not be required to be satisfied, except to the extent of any such requirements as are specifically set forth in this Section 2.07).

(b) Whenever the Issuer desires the issuance of a Letter of Credit, it shall deliver to the Note Purchaser Agent and the Issuing Bank (A) a written notice, substantially in the form of Exhibit G hereto (the “Letter of Credit Request”), no later than 2:00 p.m., New York City time, at least three (3) Business Days prior to the proposed date of issuance and (B) a Borrowing Base Certificate in the form attached as Exhibit C (which may be delivered as a part of the Letter of Credit Request). Each Letter of Credit Notice shall specify (i) the proposed date of issuance (which shall be a Business Day), (ii) the face amount of the Letter of Credit, (iii) the expiration date of the Letter of Credit and (iv) the name and address of the beneficiary. Upon request of the Note Purchaser Agent or the Issuing Bank, the Issuer shall provide reasonable additional details regarding the proposed Letter of Credit, the related Purchased Loan Portion or the Related Loan. As soon as practicable after the giving of written notice of a request for the issuance of a Letter of Credit, the Issuer shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Bank to make payment under the Letter of Credit; provided, however, that (A) the Note

Purchaser Agent shall not be obligated to cause to be issued any Letter of Credit until the Note Purchaser Agent and the Issuing Bank have had a reasonable time to review such documentation and (B) the Note Purchaser Agent or the Issuing Bank, in its reasonable discretion, may require customary and reasonable changes in any such documents and certificates or changes necessary to comply with the terms of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement or any other Basic Document, nothing in this Agreement or in any other Basic Document shall be deemed to give the Issuer or any other party any rights against the Issuing Bank with respect to the issuance or non-issuance of any Letter of Credit or otherwise, except as may be expressly set forth in the Reimbursement Agreement.

(d) It shall be a condition to the issuance of the initial Letter of Credit pursuant to this Section 2.07 that (i) the Issuing Bank shall have received an executed copy of the Reimbursement Agreement and (ii) all of the representations any warranties made by the Issuer therein and in the other Basic Documents shall be true and correct in all material aspects.

(e) The Note Purchaser Agent shall determine in its reasonable discretion whether each of the conditions to the issuance of a Letter of Credit pursuant to this Section 2.07 have been satisfied and its determination shall be binding on the parties hereto.

(f) Citibank shall constitute the initial Issuing Bank. The Note Purchaser Agent may from time to time designate (by notice to the Issuer and the Servicer) one or more other banks to issue Letters of Credit pursuant to this Section 2.07; provided, that, in the case of a bank that does not have a short-term unsecured debt rating of at least “A-1” by S&P and at least “P-1” by Moody’s, and a long-term unsecured debt rating of at least “A+” by S&P and at least “A1” by Moody’s, such designation shall be subject to the prior consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed). Following any such designation, “Issuing Bank” shall be deemed to refer to such additional bank (as well as Citibank and any other banks previously so designated pursuant to this Section 2.07(f)). At the direction of the Note Purchaser Agent, the Issuer shall enter into a reimbursement agreement with any additional bank designated pursuant to this Section 2.07(f) (provided, that such reimbursement agreement is either (i) reasonably satisfactory in form and substance to the Issuer or (ii) substantially similar in form and substance to the initial Reimbursement Agreement with Citibank) and, thereafter, “Reimbursement Agreement” shall be deemed to such additional reimbursement agreement entered into in connection with the designation of additional banks pursuant to this Section 2.07(f).

SECTION 2.08 Increased Costs; Capital Adequacy; Breakage.

(a) If the Note Purchaser Agent, any New Note Purchaser, any entity which purchases a Note or enters into a commitment to purchase interests therein, or any of their respective Affiliates (each an “Affected Person”) determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) or the occurrence of any Consolidation Event (i) affects or would affect the amount of the capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of Incremental Note Balances or to maintain its investment in the Note Balance or interests therein or upon the funding thereof, (ii) increases the cost of making or maintaining such commitment under this Agreement or any Asset Purchaser Agreement or purchasing or maintaining any Note Balance or interest therein to any Affected Person or (iii) reduces the return of an Affected Person in connection with this Agreement or any Asset Purchase Agreement then, upon demand by such Affected Person (with a copy to the Note Purchaser Agent), the Issuer shall immediately pay to the Note Purchaser Agent for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increase in capital, increased cost and/or reduced return in the light of such circumstances. A certificate as to such amounts submitted to the Issuer and the Note Purchaser Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(b) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in the definition of Eurodollar Rate Reserve Percentage) after the Restatement Date in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the costs to any New Note Purchaser of agreeing to purchase or purchasing, or maintaining the ownership of any Note Balance in respect of which interest is computed by reference to the Eurodollar Rate, then, upon demand by such New Note Purchaser (with a copy to the Note Purchaser Agent), the Issuer shall immediately pay to the Note Purchaser Agent, for the account of such New Note Purchaser (as a third-party beneficiary), from time to time as specified by such New Note Purchaser, additional amounts sufficient to compensate such New Note Purchaser for such increased costs. A certificate as to such amounts submitted to the Issuer and the Note Purchaser Agent by such New Note Purchaser shall be conclusive and binding for all purposes, absent manifest error.

(c) The Issuer agrees to pay each New Note Purchaser any breakage and related costs incurred by such New Note Purchaser in connection with any reduction in the principal amount of any Note Balance (i) in respect of which interest is computed at the Investor Rate as to which the Issuer has not provided at least three Business Days’ prior notice or (ii) in respect of which interest is computed at the Adjusted Eurodollar Rate, which is not made on the last day of the applicable Interest Period.

(d) If any Person requests compensation under this Section 2.08, then such Person shall use reasonable efforts to designate a different office for funding or booking its purchases hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Person, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.08 and (ii) would not subject such Person to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Person. The Issuer hereby agrees to pay all reasonable costs and expenses incurred by any Person in connection with any such designation or assignment.

SECTION 2.09 Taxes.

(a) Any and all payments and deposits required to be made hereunder or under any other Basic Document by the Servicer or the Issuer shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on an Affected Person by the state or foreign jurisdiction under the laws of which such Affected Person is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Issuer or the Servicer shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Affected Person, the Issuer shall make an additional payment to such Affected Person, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09), such Affected Person receives an amount equal to the sum it would have received had no such deductions been made. Within 30 days after the date of any such payment of Taxes, the Issuer or the Servicer, as the case may be, will furnish to such Affected Person the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Issuer agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Basic Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Basic Document (hereinafter referred to as “Other Taxes”).

(c) The Issuer will indemnify each Affected Person for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.09) paid by such Affected Person and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty days from the date the Affected Person makes written demand therefor (and a copy of such demand shall be delivered to the Note Purchaser Agent). A certificate as to the amount of such indemnification submitted to the Issuer and the Note Purchaser Agent by such Affected Person, setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.

(d) Each Affected Person which is organized outside the United States and which is entitled to an exemption from, or reduction of, withholding tax under the laws of the United States as in effect on the date hereof (or, in the case of any Person which becomes an Affected Person after the date hereof, on the date on which it so becomes an Affected Person with respect to any payments under this Agreement) shall, on or prior to the date hereof (or, in the case of any Person who becomes an Affected Person after the date hereof, on or prior to the date on which it so becomes an Affected Person), deliver to the Issuer such certificates, documents or other evidence, as required by the Internal Revenue Code of 1986, as amended or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Affected Person as will permit such payments to be made without withholding or at a reduced rate. Each such Affected Person shall from time to time thereafter, upon written request from the Issuer, deliver to the Issuer any new certificates, documents or other evidence as described in the preceding sentence as will permit payments under this Agreement to be made without withholding or at a reduced rate (but only so long as such Affected Person is legally able to do so).

(e) The Issuer shall not be required to pay any amounts to any Affected Person in respect of Taxes and Other Taxes pursuant to paragraphs (a), (b) and (c) above if the obligation to pay such amounts is attributable to the failure by such Affected Person to comply with the provisions of paragraph (d) above; provided, however, that should an Affected Person become subject to Taxes because of its failure to deliver a form required hereunder, the Issuer shall take such steps as such Affected Person shall reasonably request to assist such Affected Person to recover such Taxes.

ARTICLE III

FUNDING DATES

SECTION 3.01 Funding Dates. (a) New Note Purchaser’s purchase of Incremental Note Balances shall be subject to the satisfaction, as of the applicable Funding Date or proposed Funding Date, of each of the following additional conditions:

(i) Each document required to be provided pursuant to Section 2.02 shall have been provided to the Note Purchaser Agent;

(ii) Each condition set forth in Article II and Article V of the Sale and Servicing Agreement shall have been satisfied;

(iii) Each of the representations and warranties of Issuer, Servicer and Seller made in the Basic Documents shall be true and correct as of such date (except to the extent they expressly relate to an earlier or later time);

(iv) Issuer, Servicer and Seller shall be in compliance with all of their respective covenants contained in the Basic Documents;

(v) No Event of Default or Potential Event of Default shall have occurred and be continuing or would occur as a result of the purchase of Incremental Note Balances proposed to occur on the Funding Date;

(vi) After giving effect to the purchase of Incremental Note Balances that is proposed to occur on the Funding Date, the sum of the Note Balance plus the Aggregate L/C Amount would not exceed the Borrowing Base or the Note Purchase Obligation Limit;

(vii) The Note Purchaser Agent shall have received evidence reasonably satisfactory to it of the completion of all recordings, registrations, and filings as may be necessary or, in the reasonable opinion of the Note Purchaser Agent, desirable to perfect or evidence ownership interest of Issuer and the security interest of Indenture Trustee in the Purchased Assets or any entitlement to reimbursement under any letter of credit in which the Issuer has rights; and

(viii) Intentionally Omitted.

(b) The Note Purchaser Agent shall determine in its reasonable discretion whether each of the above conditions have been met and its determination shall be binding on the parties hereto.

(c) Except as otherwise specified in Section 2.02(c), the price paid by New Note Purchaser on each Funding Date for the Incremental Note Balance purchased on such Funding Date shall be equal to the amount of such Incremental Note Balance, and shall be remitted not later than 4:00 p.m. New York City time on the Funding Date by wire transfer of immediately available funds to or at the direction of Issuer or the Servicer on behalf of Issuer (in accordance with the wiring instructions to be provided by Issuer or the Servicer on behalf of the Issuer).

(d) New Note Purchaser or Note Purchaser Agent on behalf of New Note Purchaser shall record on the schedule attached to its Note, the date and amount of any Incremental Note Balance purchased by it; provided, that failure to make such recordation on such schedule or any error in such schedule shall not adversely affect New Note Purchaser’s rights with respect to its Note Balance and its right to receive interest payments in respect of the Note Balance actually held. Absent manifest error, the Note Balance of the New Note as set forth in New Note Purchaser’s or Note Purchaser Agent’s records shall be binding upon the parties hereto, notwithstanding any notation or record made or kept by any other party hereto.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01 Restatement Closing Subject to Conditions Precedent. The Restatement Closing of the Basic Documents is subject to the satisfaction at the time of the Restatement Closing of the following conditions (any or all of which may be waived by Note Purchaser Agent in its sole discretion):

(a) Performance by Issuer, Servicer and Seller. All the terms, covenants, agreements and conditions of the Basic Documents to be complied with and performed by Issuer, Servicer and Seller on or before the Restatement Date shall have been complied with and performed in all material respects.

(b) Representations and Warranties. Each of the representations and warranties of Issuer, the Servicer and Seller made in the Basic Documents shall be true and correct in all material respects as of the Restatement Date (except to the extent they expressly relate to an earlier or later time).

(c) Officer’s Certificate. Note Purchaser Agent shall have received in form and substance reasonably satisfactory to Note Purchaser Agent an Officer’s Certificate from Seller and Servicer and a certificate of an Authorized Officer of Issuer, dated the Restatement Date, certifying to the satisfaction of the conditions set forth in the preceding paragraphs (a) and (b).

(d) Capital Contribution (Demand Note). Issuer shall have delivered to Note Purchaser Agent a Demand Note, executed by the Seller, in the form attached as Exhibit D.

(e) Capital Contribution (Expenses). Seller shall have made a capital contribution to the Issuer in the amount of the expenses payable by the Issuer pursuant to SECTION 11.13(a)(i).

(f) Opinions of Counsel to Issuer, Seller and Servicer. Counsel to Issuer, Seller and Servicer shall have delivered to Note Purchaser Agent opinions, dated as of the Restatement Date and reasonably satisfactory in form and substance to Note Purchaser Agent and its counsel.

(g) Opinion of Counsel to Indenture Trustee. Counsel to Indenture Trustee shall have delivered to Note Purchaser Agent a favorable opinion, dated as of the Restatement Date and reasonably satisfactory in form and substance to Note Purchaser Agent and its counsel.

(h) Filings and Recordations. Within ten (10) days of the Restatement Date and on or prior to each Funding Date, Note Purchaser Agent shall have received evidence reasonably satisfactory to it of (i) the completion of all recordings, registrations and filings as may be necessary or, in the reasonable opinion of Note Purchaser Agent, desirable to perfect or evidence the assignment by Seller to Issuer of Seller’s ownership interest in the Collateral including, without limitation, the Purchased Assets (including the Lender Collateral relating to any Purchased Assets) and the proceeds thereof and (ii) the completion of all recordings, registrations, and filings as may be necessary or, in the reasonable opinion of Note Purchaser Agent, desirable to perfect or evidence the grant of a first priority perfected security interest in Issuer’s ownership interest in the Collateral including, without limitation, any Purchased Assets to be acquired from time to time pursuant to the Sale and Servicing Agreement, in favor of Indenture Trustee, subject to no Liens prior to the Lien of the Indenture.

(i) Documents. Note Purchaser Agent shall have received a duly executed counterpart of each of the Basic Documents, in form mutually acceptable to Note Purchaser Agent, Seller, Issuer and Servicer, the New Note and each and every document or certification delivered by any party in connection with any of the Basic Documents or the New Note, and each such document shall be in full force and effect.

(j) Actions or Proceedings. No action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation of, or to invalidate, any of the transactions contemplated by the Basic Documents, the New Note and the documents related thereto in any material respect.

(k) Approvals and Consents. All Governmental Actions of all Governmental Authorities required with respect to the transactions contemplated by the Basic Documents, the New Note and the documents related thereto shall have been obtained or made.

(l) Accounts. Note Purchaser Agent shall have received evidence reasonably satisfactory to it that the Collection Account has been established in accordance with the terms of the Sale and Servicing Agreement.

(m) Other Documents. Issuer, Seller and Servicer shall have furnished to Note Purchaser Agent such other opinions, information, certificates and documents as Note Purchaser Agent may reasonably request.

(n) Proceedings in Contemplation of Sale of New Note. All actions and proceedings undertaken by Issuer, Seller and Servicer in connection with the issuance and sale of the New Note as herein contemplated shall be reasonably satisfactory in all respects to Note Purchaser Agent and its counsel.

If any condition specified in this Section 4.01 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by Note Purchaser Agent by notice to Seller at any time at or prior to the Restatement Date, and Note Purchaser Agent shall incur no liability as a result of such termination.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS OF

ISSUER, SELLER AND SERVICER

SECTION 5.01 Representations and Warranties of Issuer. Issuer hereby makes the following representations and warranties as of the Restatement Date, as of each Funding Date and as of each L/C Issuance Date, and each of the Note Purchaser Agent, New Note Purchasers and the Issuing Bank shall be deemed to have relied on such representations and warranties in acquiring the New Note on the Restatement Date, in making purchases of Incremental Note Balances on each Funding Date or issuing Letters of Credit on each L/C Issuance Date, as the case may be:

(a) Issuer has been duly organized and is validly existing and in good standing as a limited liability company under the laws of the State of Delaware, with requisite power and authority to own its properties and to transact the business in which it is now engaged, and is duly qualified to do business and is in good standing (or is exempt from such requirements) in each State of the United States where the nature of its business requires it to be so qualified and the failure to be so qualified and in good standing would reasonably be expected to have a material adverse effect on Issuer or any adverse effect on the interests of the Note Purchaser Agent or New Note Purchasers.

(b) The issuance, sale, assignment and conveyance of the New Note and the Incremental Note Balances, the performance of Issuer’s obligations under each Basic Document to which it is a party and the consummation of the transactions therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than any Lien created by the Basic Documents), charge or encumbrance upon any of the property or assets of Issuer pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of its organizational documents or any Governmental Rule applicable to Issuer, in each case which could reasonably be expected to have a Material Adverse Effect on the transactions contemplated therein.

(c) No Governmental Action which has not been obtained is required by or with respect to Issuer in connection with the execution and delivery to Note Purchaser Agent of the New Note. No Governmental Action which has not been obtained is required by or with respect to Issuer in connection with the execution and delivery of any of the Basic Documents to which

Issuer is a party or the consummation by Issuer of the transactions contemplated thereby except for any requirements under state securities or “blue sky” laws in connection with any transfer of the New Note.

(d) Issuer possesses all material licenses, certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by it, and has not received any notice of proceedings relating to the revocation or modification of any such license, certificate, authority or permit which, singly or in the aggregate, would reasonably be expected to materially and adversely affect its condition, financial or otherwise, or its earnings, business affairs or business prospects.

(e) Each of the Basic Documents to which Issuer is a party has been duly authorized, executed and delivered by Issuer and is a valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms, subject to enforcement of bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(f) The execution, delivery and performance by Issuer of each of its obligations under each of the Basic Documents to which it is a party will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any agreement or instrument to which Issuer is a party or by which Issuer is bound or to which any of its properties are subject or of any statute, order or regulation applicable to Issuer of any court, regulatory body, administrative agency or governmental body having jurisdiction over Issuer or any of its properties, in each case which could reasonably be expected to have a material adverse effect on any of the transactions contemplated therein.

(g) Issuer is not in violation of its organizational documents or in default under any agreement, indenture or instrument the effect of which violation or default would be material to Issuer or the transactions contemplated by the Basic Documents. Issuer is not a party to, bound by or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over Issuer that would reasonably be expected to materially and adversely affect (i) the ability of Issuer to perform its obligations under any of the Basic Documents to which it is a party or (ii) the business, operations, financial condition, properties, assets or prospects of Issuer.

(h) There are no actions or proceedings against, or investigations of, Issuer pending, or, to the knowledge of Issuer threatened, before any Governmental Authority, court, arbitrator, administrative agency or other tribunal (i) asserting the invalidity of any of the Basic Documents, or (ii) seeking to prevent the issuance of the New Note or the consummation of any of the transactions contemplated by the Basic Documents or the New Note, or (iii) that could reasonably be expected to materially and adversely affect the business, operations, financial condition, properties, assets or prospects of Issuer or the validity or enforceability of, or the performance by Issuer of its respective obligations under, any of the Basic Documents to which it is a party or (iv) seeking to affect adversely the income tax attributes of the New Note.

(i) Issuer is not, and neither the issuance and sale of the New Note or the sale of Incremental Note Balances to New Note Purchaser nor the activities of Issuer pursuant to the

Basic Documents, shall render Issuer an, “investment company” or under the “control” of an “investment company” as such terms are defined in the Investment Company Act or the Issuer is exempt from the provisions of the Investment Company Act. Furthermore, but without limiting the above, Issuer has not and will not acquire or dispose of the Loans for the primary purpose of recognizing market gains or decreasing market losses.

(j) It is not necessary to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(k) Issuer is solvent and has adequate capital for its business and undertakings.

(l) The chief executive offices of Issuer are located at 500 Boylston Street, Suite 1600, Boston, MA, 02116, or such other address as shall be designated by Issuer in a written notice to the other parties hereto.

(m) There are no contracts, agreements or understandings between Issuer and any Person granting such Person the right to require the filing at any time of a registration statement under the Securities Act with respect to the New Note or any Incremental Note Balances.

(n) No Potential Event of Default or Event of Default has occurred and is continuing.

(o) As of the Restatement Date, the New Note has been duly and validly authorized, and, when executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by New Note Purchaser in accordance with this Agreement, will be duly and validly issued and outstanding, and will be entitled to the benefits of the Indenture.

(p) Subject to the last sentence in Section 7.01, all information furnished by the Issuer to the Note Purchaser Agent or New Note Purchasers is true and correct in all material respects as of the date specified in such information (or, if no date is specified therein, the date on which such information was provided to the Note Purchaser Agent). Subject to the last sentence in Section 7.01, all information hereafter furnished by the Issuer to the Note Purchaser Agent will be true and correct in all material respects.

SECTION 5.02 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties as of the Restatement Date, as of each Funding Date and as of each L/C Issuance Date, and each of the Note Purchaser Agent, New Note Purchasers and the Issuing Bank shall be deemed to have relied on such representations and warranties in acquiring the New Note on the Restatement Date, in making purchases of Incremental Note Balances on each Funding Date or issuing Letters of Credit on each L/C Issuance Date, as the case may be:

(a) Seller has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Delaware, with full power and authority to own their respective properties and to transact the business in which it is now engaged, and each is duly qualified to do business and is in good standing (or is exempt from such requirements) in each State of the United States where the nature of its business requires it to be so qualified and the failure to be so qualified and in good standing would reasonably be expected to have a material adverse effect on Issuer or any adverse effect on the interests of the Note Purchaser Agent or New Note Purchasers.

(b) The issuance, sale, assignment and conveyance of the New Note and the Incremental Note Balances, the performance of the Seller’s obligations under each Basic Document to which it is a party and the consummation of the transactions therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance upon any of the property or assets of Seller pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Seller is bound or to which any of the property or assets of Seller is subject, nor will such action result in any violation of the provisions of the organizational documents or any Governmental Rule applicable to Seller, in each case which could reasonably be expected to have a material adverse effect on the transactions contemplated therein.

(c) No Governmental Action which has not been obtained is required by or with respect to Seller in connection with the execution and delivery of any of the Basic Documents to which Seller is a party or the consummation by Seller of the transactions contemplated thereby.

(d) Seller possesses all material licenses, certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by it, and has not received any notice of proceedings relating to the revocation or modification of any such license, certificate, authority or permit which, singly or in the aggregate, would reasonably be expected to materially and adversely affect its condition, financial or otherwise, or its earnings, business affairs or business prospects.

(e) Each of the Basic Documents to which Seller is a party has been duly authorized, executed and delivered by Seller and is a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, subject to enforcement of bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(f) The execution, delivery and performance by Seller of each of its obligations under each of the Basic Documents to which it is a party will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any agreement or instrument to which Seller is a party or by which Seller is bound or to which any of its properties are subject or of any statute, order or regulation applicable to Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller or any of its properties, in each case which could reasonably be expected to have a material adverse effect on any of the transactions contemplated therein.

(g) Seller is not in violation of its organizational documents or in default under any agreement, indenture or instrument the effect of which violation or default would be material to Seller or the transactions contemplated by the Basic Documents. Seller is not a party to, bound by or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller that would reasonably be expected to materially and adversely affect (i) the ability of Seller to perform its obligations under any of the Basic Documents to which it is a party or (ii) the business, operations, financial condition, properties, assets or prospects of Seller.

(h) There are no actions or proceedings against, or investigations of, Seller pending, or, to the knowledge of Seller, threatened, before any Governmental Authority, court, arbitrator, administrative agency or other tribunal (i) asserting the invalidity of any of the Basic Documents, or (ii) seeking to prevent the issuance of the New Note or the consummation of any of the transactions contemplated by the Basic Documents or the New Note, or (iii) that could reasonably be expected to materially and adversely affect the business, operations, financial condition, properties, assets or prospects of Seller or the validity or enforceability of, or the performance by Seller of its obligations under, any of the Basic Documents to which it is a party or (iv) seeking to affect adversely the income tax attributes of the New Note.

(i) Seller is not, and the activities of Seller pursuant to the Basic Documents shall not render Seller an, “investment company” or under the “control” of an “investment company” as such terms are defined in the Investment Company Act or Seller is exempt from the provisions of the Investment Company Act.

(j) Seller is solvent and has adequate capital for its business and undertakings.

(k) The chief executive offices of Seller are located at 500 Boylston Street, Suite 1600, Boston, MA, 02116, or such other address as shall be designated by Seller in a written notice to the other parties hereto.

(l) No Potential Event of Default, Event of Default, Servicer Event of Default or event that with the passage of time or the giving of notice or both would constitute a Servicer Event of Default has occurred and is continuing.

(m) Subject to the last sentence in Section 7.01, all information furnished by the Seller to the Note Purchaser Agent or New Note Purchasers is true and correct in all material respects as of the date specified in such information (or, if no date is specified therein, the date on which such information was provided to New Note Purchaser). Subject to the last sentence in Section 7.01, all information hereafter furnished by the Seller to Note Purchaser Agent or New Note Purchasers will be true and correct in all material respects.

SECTION 5.03 Representations and Warranties of Servicer. Servicer hereby makes the following representations and warranties as of the Restatement Date, as of each Funding Date and as of each L/C Issuance Date, and each of the Note Purchaser Agent, New Note Purchasers and the Issuing Bank shall be deemed to have relied on such representations and warranties in acquiring the New Note on the Restatement Date, in making purchases of Incremental Note Balances on each Funding Date and issuing Letters of Credit on each L/C Issuance Date, as the case may be:

(a) Servicer has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Delaware, with full power and authority to own its properties and to transact the business in which it is now engaged, and is duly qualified to do business and is in good standing (or is exempt from such requirements) in each State of the United States where the nature of its business requires it to be so qualified and the failure to be so qualified and in good standing would reasonably be expected to have a material adverse effect on Issuer or any adverse effect on the interests of the Note Purchaser Agent or New Note Purchasers.

(b) The issuance, sale, assignment and conveyance of the New Note and the Incremental Note Balances, the performance of the obligations of Servicer under each Basic Document to which it is a party and the consummation of the transactions therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance upon any of the property or assets of Servicer pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Servicer is bound or to which any of the property or assets of Servicer is subject, nor will such action result in any violation of the provisions of the organizational documents or any Governmental Rule applicable to Servicer, in each case which could reasonably be expected to have a material adverse effect on the transactions contemplated therein.

(c) No Governmental Action which has not been obtained is required by or with respect to Servicer in connection with the execution and delivery of any of the Basic Documents to which Servicer is a party or the consummation by Servicer of the transactions contemplated thereby.

(d) Servicer possesses all material licenses, certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by it, and has not received any notice of proceedings relating to the revocation or modification of any such license, certificate, authority or permit which, singly or in the aggregate, would reasonably be expected to materially and adversely affect its condition, financial or otherwise, or its earnings, business affairs or business prospects.

(e) Each of the Basic Documents to which Servicer is a party has been duly authorized, executed and delivered by Servicer, and is a valid and legally binding obligation of Servicer, enforceable against Servicer in accordance with its terms, subject to enforcement of bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(f) The execution, delivery and performance by Servicer of each of its obligations under each of the Basic Documents to which it is a party will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any agreement or instrument to which Servicer is a party or by which Servicer is bound or to which any of its properties are subject or of any statute, order or regulation applicable to Servicer of any court, regulatory body, administrative agency or governmental body having jurisdiction over Servicer or any of its properties, in each case which could reasonably be expected to have a material adverse effect on any of the transactions contemplated therein.

(g) Servicer is not in violation of its organizational documents or in default under any agreement, indenture or instrument the effect of which violation or default would be material to Servicer or the transactions contemplated by the Basic Documents. Servicer is not a party to, bound by or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over Servicer that would reasonably be expected to materially and adversely affect (i) the ability of Servicer to perform its obligations under any of the Basic Documents to which it is a party or (ii) the business, operations, financial condition, properties, assets or prospects of Servicer.

(h) There are no actions or proceedings against, or investigations of, Servicer pending, or, to the knowledge of Servicer, threatened, before any Governmental Authority, court, arbitrator, administrative agency or other tribunal (i) asserting the invalidity of any of the Basic Documents, or (ii) seeking to prevent the issuance of the New Note or the consummation of any of the transactions contemplated by the Basic Documents or the New Note, or (iii) that could reasonably be expected to materially and adversely affect the business, operations, financial condition, properties, assets or prospects of Servicer or the validity or enforceability of, or the performance by Servicer of its obligations under, any of the Basic Documents to which it is a party or (iv) seeking to affect adversely the income tax attributes of the New Note.

(i) Servicer is not, and the activities of Servicer pursuant to the Basic Documents shall not render Servicer an, “investment company” or under the “control” of an “investment company” as such terms are defined in the Investment Company Act or Servicer is exempt from the provisions of the Investment Company Act.

(j) Servicer is solvent and has adequate capital for its business and undertakings.

(k) The chief executive offices of Servicer are located at 500 Boylston Street, Suite 1600, Boston, MA, 02116, such other address as shall be designated by Servicer in a written notice to the other parties hereto.

(l) No Potential Event of Default, Event of Default, Servicer Event of Default or Potential Servicer Event of Default has occurred and is continuing.

(m) Subject to the last sentence in Section 7.01, all information furnished by Servicer to the Note Purchaser Agent or New Note Purchasers is true and correct in all material respects as of the date specified in such information (or, if no date is specified therein, the date on which such information was provided to the Note Purchaser Agent or New Note Purchasers, as applicable). Subject to the last sentence in Section 7.01, all information hereafter furnished by Servicer to the Note Purchaser Agent or New Note Purchasers will be true and correct in all material respects.

SECTION 5.04 Securities Act. Issuer hereby makes the following representations and warranties, as of the Restatement Date and as of each Funding Date, and the Note Purchaser Agent and New Note Purchasers shall be deemed to have relied on such representations and warranties in acquiring the New Note on the Restatement Date, in making purchases of Incremental Note Balances on each Funding Date and issuing Letters of Credit on each L/C Issuance Date, as the case may be:

(a) Assuming the accuracy of the representations and warranties of and compliance with the covenants of New Note Purchaser contained herein, the sale of the New Note and the sale of Incremental Note Balances pursuant to this Agreement are each exempt from the registration and prospectus delivery requirements of the Securities Act.

(b) In the case of the offer or sale of the New Note, no form of general solicitation or general advertising was used by Issuer, any Affiliates of Issuer or any person acting on its or their behalf, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(c) Neither Issuer, any Affiliates of Issuer nor any Person acting on its or their behalf has offered or sold, nor will Issuer or any Person acting on its behalf offer or sell directly or indirectly, the New Note or any other security in any manner that, assuming the accuracy of the representations and warranties and the performance of the covenants given by New Note Purchaser and compliance with the applicable provisions of the Indenture with respect to each transfer of the New Note, would render the issuance and sale of the New Note as contemplated hereby a violation of Section 5 of the Securities Act or the registration or qualification requirements of any state securities laws, nor has any such Person authorized, nor will it authorize, any Person to act in such manner.

SECTION 5.05 No Fee. Neither Issuer, nor Seller, nor any of their Affiliates has paid or agreed to pay to any Person any compensation for soliciting another to purchase the New Note.

SECTION 5.06 Information. Subject to the last sentence in Section 7.01, the information provided pursuant to Section 7.01(a) hereof will, at the date thereof (or at the date referred to therein), be true and correct in all material respects.

SECTION 5.07 The New Note. The New Note has been duly and validly authorized, and, when executed and authenticated in accordance with the terms of the Indenture, and delivered to and paid for in accordance with this Agreement, will be duly and validly issued and outstanding and will be entitled to the benefits of the Indenture.

SECTION 5.08 Use of Proceeds. The Issuer will apply the proceeds of the Note Purchase Price paid to the Issuer on each Funding Date solely (i) to pay, pursuant to Section 2.6(a) of the Sale and Servicing Agreement, the Asset Purchase Price for the Purchased Assets, (ii) to make distributions to its members in accordance with the Basic Documents or (iii) to make payments (other than in respect of the L/C Fee Amount) to the Issuing Bank under the Reimbursement Agreement. The Note Purchaser Agent shall remit any proceeds that are to be applied pursuant to clause (iii) of the immediately preceding sentence directly to the Issuing Bank, on behalf of the Issuer. None of the transactions contemplated herein (including, without limitation, the use of the proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Seller does not own or intend to carry or purchase, and no proceeds from any Asset Purchase Price will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

SECTION 5.09 Representations and Warranties. Each of Seller and Servicer, solely, with respect to itself, hereby makes directly to the Note Purchaser Agent, New

Note Purchasers and the Issuing Bank each of the representations, warranties and covenants set forth for the benefit of Issuer, the Note Purchaser Agent, New Note Purchasers and/or the Issuing Bank in the Sale and Servicing Agreement as of the Restatement Date, as of each Funding Date and as of each L/C Issuance Date (except to the extent that any such representation, warranty or covenant is expressly made as of another date). Seller represents and warrants (and, as of each Purchase Date, shall be deemed to represent and warrant) to and for the benefit of the Note Purchaser Agent, New Note Purchasers and the Issuing Bank with respect to each Purchased Asset, that such Purchased Asset satisfies the Loan Eligibility Criteria as of the Purchase Date with respect to such Purchased Asset.

SECTION 5.10 Taxes, etc. Any taxes, fees and other charges of Governmental Authorities applicable to Issuer or to Seller, as applicable (except for franchise or income taxes), in connection with the execution, delivery and performance by each of Issuer and Seller of each Basic Document to which it is a party, the issuance of the New Note by Issuer or otherwise applicable to Issuer or Seller in connection with the Collateral have been paid or will be paid by Issuer or Seller, as applicable, at or prior to the Restatement Date or Funding Date, to the extent then due.

SECTION 5.11 Financial Condition. On the date hereof and on each Funding Date, neither Issuer nor Seller is subject to an Insolvency Event or has reason to believe that its insolvency is imminent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO NEW NOTE PURCHASER

SECTION 6.01 Representations and Warranties. New Note Purchaser hereby makes the following representations and warranties, as to itself, to Issuer, Seller and Servicer on which the same are relying in entering into this Agreement and the other Basic Documents.

(a) Organization. New Note Purchaser has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization with power and authority to own its properties and to transact the business in which it is now engaged.

(b) Authority, etc. New Note Purchaser has all requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions herein contemplated. The execution and delivery by New Note Purchaser of this Agreement and the consummation by New Note Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action on the part of New Note Purchaser. This Agreement has been duly and validly executed and delivered by New Note Purchaser and constitutes a legal, valid and binding obligation of New Note Purchaser, enforceable against New Note Purchaser in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, insolvency, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Neither the execution and delivery by New Note Purchaser of this Agreement nor the consummation by New Note Purchaser of any of the transactions contemplated hereby, nor the fulfillment by New

Note Purchaser of the terms hereof, will conflict with, or violate, result in a breach of or constitute a default under any term or provision of New Note Purchaser’s organizational documents or any Governmental Rule applicable to New Note Purchaser.

(c) Institutional Accredited Investor. New Note Purchaser satisfies the requirements set forth in Section 2.4(h) of the Indenture with respect to the acquisition of the New Note.

(d) Securities Act. New Note Purchaser will acquire the New Note pursuant to this Agreement without a view to any public distribution thereof, and will not offer to sell or otherwise dispose of the New Note (or any interest therein) in violation of any of the registration requirements of the Securities Act or any applicable state or other securities laws, or by means of any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) and will comply with the requirements of the Indenture. New Note Purchaser acknowledges that it has no right to require Issuer or any other Person to register the New Note under the Securities Act or any other securities law.

(e) Conflicts With Law. The execution, delivery and performance by New Note Purchaser of its obligations under this Agreement will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement or instrument to which New Note Purchaser is a party or by which New Note Purchaser is bound or of any statute, order or regulation applicable to New Note Purchaser of any court, regulatory body, administrative agency or governmental body having jurisdiction over New Note Purchaser, in each case which could be expected to have a material adverse effect on the transactions contemplated therein.

(f) Conflicts With Agreements, etc. New Note Purchaser is not in violation of its organizational documents or in default under any agreement, indenture or instrument the effect of which violation or default would be materially adverse to New Note Purchaser in the performance of its obligations or duties under any of the Basic Documents to which it is a party. New Note Purchaser is not a party to, bound by or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over New Note Purchaser that materially and adversely affects, or which could be expected in the future to materially and adversely affect the ability of New Note Purchaser to perform its obligations under this Agreement.

ARTICLE VII

COVENANTS OF ISSUER AND SERVICER

SECTION 7.01 Information from Issuer. So long as the New Note or any Letter of Credit remains outstanding, Issuer, Seller and Servicer shall furnish, or cause to be furnished, to the Note Purchaser Agent, New Note Purchasers, to the Issuing Bank and to the Indenture Trustee (for distribution to each New Note Purchaser):

(a) such information (including financial information), documents, records or reports with respect to the Collateral, including, without limitation, the Loans and the Lender

Collateral, as the Note Purchaser Agent, New Note Purchasers or the Issuing Bank may from time to time reasonably request; provided, that Issuer or Servicer is not prohibited (i) under the terms of the Loan Documents from obtaining such information (unless such information is otherwise available) or (ii) under any Governmental Rules or by confidentiality restrictions under the Loan Documents from providing such information to the Note Purchaser Agent, New Note Purchasers or the Issuing Bank;

(b) as soon as possible and in any event within five (5) Business Days after the Issuer or Servicer, as applicable, has actual knowledge of the occurrence thereof, notice of each Event of Default, each Potential Event of Default, each Servicer Event of Default and each Potential Servicer Event of Default; and

(c) promptly and in any event within thirty (30) days after the occurrence thereof, written notice of a change in address of the chief executive office or jurisdiction of organization of Issuer or Seller, as applicable.

None of Seller, the Servicer nor the Issuer shall have any liability pursuant to Section 4.01(m) or SECTION 7.01 of this Agreement, or pursuant to Section 6.9(c) of the Sale and Servicing Agreement for any inaccuracy or error in any information provided by any of them to any other Person as required pursuant to this Agreement or the Sale and Servicing Agreement, as the case may be, which information is inaccurate, untimely or incomplete as a result of inaccurate, untimely or incomplete information or data being received from any Person that is not the Purchaser, the Seller, the Issuer, the Servicer or an Affiliate, subservicer or agent of any of the foregoing; provided, that this paragraph shall not apply to the extent that Seller, Servicer or Issuer had notice or knowledge (or should have been aware, after reasonable investigation) of any such inaccuracy or incompleteness (unless such inaccuracy or incompleteness is disclosed to the Person to whom the Seller, Servicer or the Issuer provides such information pursuant to this Agreement or the other applicable Basic Document.

SECTION 7.02 Access to Information. So long as any Note remains outstanding, each of the Issuer, Seller and Servicer will, at its expense (provided, that with respect to any successor Servicer, such expense shall be borne by the Seller), from time to time during regular business hours as reasonably requested by the Note Purchaser Agent or New Note Purchasers, permit the Note Purchaser Agent or New Note Purchasers or their respective agents or representatives (such as independent audit and consulting firms specializing in securitization transactions), (i) to conduct periodic audits and examinations of the Purchased Assets and the books, records, documents, reports, other materials and collections systems of the Issuer, Seller and Servicer related to the Purchased Assets or to the Issuer’s, Seller’s and Servicer’s performance under the Basic Documents, (ii) to examine and make copies of and abstracts from all books, records, documents, reports and other materials (including, without limitation, computer tapes and disks) in the possession or under the control of the Issuer, Seller or Servicer relating to the Purchased Assets or to Issuer’s, Seller’s or Servicer’s performance under the Basic Documents, and (iii) to visit the offices and properties of the Issuer, Seller or Servicer for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to the Purchased Assets or to the Issuer’s, Seller’s or Servicer’s performance under the Basic Documents with any of the officers or employees of the Issuer, Seller or Servicer having knowledge of such matters. In addition, upon the Note Purchaser Agent’s reasonable request from time to time, the Issuer, Seller and Servicer will, at their expense, appoint an independent audit and consulting firm specializing in securitization transactions selected by the Note Purchaser Agent to prepare and deliver to the Note Purchaser Agent a written report with respect to the Purchased Assets and the Credit Policies and Procedures (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form reasonably requested by the Note Purchaser Agent. The Issuer, Seller and Servicer will maintain all such pertinent books, records documents, reports and other materials for a period of 2 years after the termination of its obligations under this Agreement.

SECTION 7.03 Ownership and Security Interests; Further Assurances. Seller will take all action reasonably necessary to maintain Issuer’s ownership interest in the Purchased Assets and the other items sold pursuant to Article II of the Sale and Servicing Agreement. Issuer and Servicer, on behalf of Issuer, will take all action necessary to maintain Indenture Trustee’s security interest in the Eligible Assets and the other items pledged to Indenture Trustee pursuant to the Indenture.

Issuer and Servicer, on behalf of Issuer, agree to take any and all acts and to execute any and all further instruments reasonably necessary or requested by the Note Purchaser Agent, New Note Purchasers or the Issuing Bank to more fully effect the purposes of this Agreement.

SECTION 7.04 Covenants. Issuer, Seller and Servicer shall each duly observe and perform each of their respective covenants set forth in each of the Basic Documents to which they are parties which shall in each case be deemed to be for the benefit of the Note Purchaser Agent, New Note Purchasers and the Issuing Bank.

SECTION 7.05 Amendments. None of Issuer, Servicer or Seller shall make, or permit any Person to make, any amendment, modification or change to, or provide any waiver under any Basic Document to which Issuer, Servicer or Seller, as applicable, is a party without the prior written consent of the Note Purchaser Agent, on behalf of New Note Purchasers.

SECTION 7.06 With Respect to the Exempt Status of the New Note.

(a) Neither Issuer nor Seller, nor any of their respective Affiliates, nor any Person acting on their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of any Note under the Securities Act.

(b) Neither Issuer nor Seller, nor any of their Affiliates, nor any Person acting on their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with any offer or sale of the New Note.

SECTION 7.07 Enforcement Costs.

(a) To the extent not previously paid by the Issuer on demand, Seller shall pay all amounts required to be paid by the Issuer pursuant to SECTION 11.13.

(b) The Servicer shall pay, on the first Payment Date that is at least 10 Business Days after demand therefor, all reasonable costs and expenses incurred by the Note Purchaser Agent, New Note Purchasers and/or the Issuing Bank in connection with the enforcement of any obligation of the Servicer under the Indenture, this Agreement or any other Basic Document or any breach of representation, warranty or covenant of Servicer under any Basic Document (including Attorney Costs for one law firm and any necessary local counsel).

(c) The Seller shall pay, on the first Payment Date that is at least 10 Business Days after demand therefor, all reasonable costs and expenses incurred by the Note Purchaser Agent, New Note Purchasers and/or the Issuing Bank in connection with the enforcement of any obligation of the Seller under the Indenture, this Agreement or any other Basic Document or any breach of representation, warranty or covenant of Seller under any Basic Document (including Attorney Costs for one law firm and any necessary local counsel).

SECTION 7.08 Demand Note. Issuer shall not make any demand for payment under the Demand Note (whether in respect of principal or interest), except at the prior written direction of the Note Purchaser Agent. The Note Purchaser Agent shall be entitled to direct the Issuer to demand, and Issuer shall demand, payment of the amount designated by the Note Purchaser Agent under the Demand Note to cure or cover the related deficiency at any time in the event that (i) a Borrowing Base Deficiency is continuing, (ii) there are insufficient funds on any Payment Date to be applied to make the net payments due by Issuer under any Interest Rate Hedge or (iii) following an Event of Default, acceleration of the Notes and sale of the Collateral pursuant to Article V of the Indenture, the amounts realized upon the sale of the Collateral are insufficient to pay in full (A) the amounts due under the Notes, (B) the other amounts due under the Indenture and (C) any amounts due to the Note Purchaser Agent, New Note Purchasers and/or the Issuing Bank under the Reimbursement Agreement and/or any other Basic Document (including, without limitation, any obligation to collateralize outstanding Letters of Credit). To the extent that the Indenture Trustee has foreclosed upon, or otherwise obtained possession of, the Demand Note, the Note Purchaser Agent and the Issuing Bank shall direct the Indenture Trustee to demand payment under the Demand Note pursuant to Section 5.18 of the Indenture only if and to the extent that the Note Purchaser Agent would be permitted to direct the Issuer to demand payment under the Demand Note pursuant to and in accordance with the immediately preceding sentence. Issuer shall make any demand for payment pursuant to this SECTION 7.08 not later than the 2nd Business Day following written notice by Note Purchaser Agent to Issuer requesting such demand. Any amounts received from Seller pursuant to any such demand shall be deposited into the Collection Account and applied as a part of Collections on the Payment Date on or after the date on which such amounts were received pursuant to Section 8.2(b) of the Indenture.

SECTION 7.09 Fixed Rate Adjustment Amount. The Note Purchaser Agent may from time to time designate a Fixed Rate Adjustment Amount with respect to any Eligible Asset that bears interest at a fixed rate and as to which there is no corresponding Interest Rate Hedge, by notice in writing to Seller and Servicer. The Fixed Rate Adjustment Amount for each such Eligible Asset shall be determined by the Note Purchaser Agent pursuant to the following methodology: As of any date of determination: (i) the Outstanding Principal Balance of the Purchased Asset minus (ii) the net present value of the future cash flows of the Purchased Asset, using a discount rate equal to the sum of (i) the interpolated treasury rate with a maturity equal to the remaining duration of the Purchased Asset plus (b) the credit spread of the Purchased Asset at the time of origination.

SECTION 7.10 Moody’s Structured Note Model Procedures; Determination of Borrowing Base.

(a) The Servicer will provide to the Note Purchaser Agent, no later than 12:00 noon (New York City time) on each Determination Date (each, a “Ratings Determination Date”), (A) the asset inputs identified on Exhibit E (the “Asset Inputs”) and (B) an updated Borrowing Base Certificate.

(b) In applying the Moody’s Structured Note Model to the Purchased Assets, each Related Loan that is a Delinquent Asset or Foreclosed Loan shall be assigned a value equal to the product of (i) the Outstanding Principal Balance of such Delinquent Asset or Foreclosed Loan times (ii) the applicable Moody’s Recovery Rate for such Delinquent Asset or Foreclosed Loan, and each Charged-Off Asset shall be assigned a value of zero. The Moody’s Structured Note Model shall be applied to each Purchased Asset using the Moody’s Rating Factors corresponding to the Moody’s Ratings for such Purchased Assets.

(c) [Reserved.]

(d) Upon the request of the Note Purchaser Agent, Servicer shall provide to the Note Purchaser Agent (on the same day of the Note Purchaser Agent’s request), all of the information required in order for the Note Purchaser Agent to run the RiskCalc model with respect to one or more Purchased Assets designated by the Note Purchaser Agent and determine the Moody’s Ratings with respect to the Purchased Assets (to the extent that a Moody’s Rating cannot be determined pursuant to clauses (i) or (ii) or the definition thereof). In the event of a discrepancy between the Moody’s Rating calculated by the Note Purchaser Agent pursuant to this Section 7.10(d) with respect to any Purchased Asset, and the Moody’s Rating calculated by Servicer for such Asset, the Moody’s Rating calculated by the Note Purchaser Agent shall control for all purposes of the Basic Documents at all times through and including the next Ratings Determination Date.

(e) In the event that a Borrowing Base Certificate is required to be provided in connection with a Notice of Incremental Note Balance, in connection with the issuance of a Letter of Credit or for any other reason under this Agreement or the other Basic Documents, the Servicer will recalculate the Borrowing Base using (to the extent applicable) the Moody’s Rating Factor for the Purchased Assets that were most recently determined pursuant to SECTION 7.10(b) or, if no such rating has been determined pursuant to SECTION 7.10(b) subsequent to the most recent Ratings Determination Date, the lower of the ratings used in calculating the Borrowing Base pursuant to SECTION 7.10(a). The Note Purchaser Agent may, in its discretion, re-calculate the Borrowing Base as set forth in any Borrowing Base Certificate and, in the event of a discrepancy between the Borrowing Base calculated by the Note Purchaser Agent and the Borrowing Base calculated by the Servicer, the Borrowing Base determined by the Note Purchaser Agent shall control.

(f) In connection with the Servicer’s obligations under this Section 7.10, the Servicer, the Issuer and the Seller hereby covenant and agree to cooperate in full and accept the determinations arrived at in connection with the determination of Market Value as set forth in Section 4.5(h) of the Sale and Servicing Agreement.

ARTICLE VIII

ADDITIONAL COVENANTS

SECTION 8.01 Legal Conditions to Restatement Closing. The parties hereto will take all reasonable action necessary to obtain (and will cooperate with one another in obtaining) any consent, authorization, permit, license, franchise, order or approval of, or any exemption by, any Governmental Authority or any other Person, required to be obtained or made by it in connection with any of the transactions contemplated by this Agreement.

SECTION 8.02 Mutual Obligations. On and after the Restatement Closing, Issuer and Servicer each will execute and perform all such other acts, deeds and documents as the other party may from time to time reasonably require in order to carry out the intent of this Agreement.

SECTION 8.03 Restrictions on Transfer. New Note Purchaser agrees that it will comply with the restrictions on Transfer of the New Note set forth in the Indenture and resell the New Note only in compliance with such restrictions.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01 Issuer’s Indemnification Obligations. Issuer (for purposes of this Section 9.01, the “Indemnifying Party”) shall indemnify, defend, and hold harmless the Note Purchaser Agent, each Investor, each Liquidity Bank, the Issuing Bank and their respective officers, directors, agents, partners, members, employees and Affiliates (such Persons, collectively, for all purposes of this Agreement, the “Indemnified Parties”) from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) that Indemnified Parties incur or suffer as a result of, or arising out of (a) the Issuer’s breach of any of its representations, warranties, covenants or agreements in this Agreement or in any other document delivered pursuant to or in connection with this Agreement or (b) any setoff rights exercised against the Issuer under any Purchased Asset by the related Borrower or any other Obligor. In no event shall Indemnifying Party or any of its Affiliates or any of their respective directors, members, officers, employees, or agents be liable to any Indemnified Party pursuant to this Section 9.01 for special, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits in connection with or under this Agreement).

SECTION 9.02 Seller’s Indemnification Obligations. Seller (for purposes of this Section 9.02, the “Indemnifying Party”) shall indemnify, defend, and hold harmless the Indemnified Parties from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) that Indemnified Parties incur or suffer as a result of, or arising out of (a) the Seller’s breach of any of its representations, warranties, covenants or agreements in this Agreement or in any other document delivered pursuant to or in connection with this Agreement, (b) any setoff rights exercised against the Indemnifying Party under any Purchased Asset by the related Borrower or any other Obligor or (c) Indemnifying Party’s obligations and liabilities (whether past, current or assumed pursuant to the Sale and Servicing Agreement) with respect to, or in connection with, any Purchased Asset, resulting from facts, events, or circumstances arising or occurring with respect to such Purchased Asset prior to the close of business on the related Purchase Date. In no event shall Indemnifying Party or any of its Affiliates or any of their respective directors, members, officers, employees, or agents be liable to any Indemnified Party pursuant to this Section 9.02 for special, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits in connection with or under this Agreement).

SECTION 9.03 Servicer’s Indemnification Obligations. Servicer (for purposes of this Section 9.03, the “Indemnifying Party”) shall indemnify, defend, and hold the Indemnified Parties harmless from and against any Losses that Indemnified Parties incur or suffer as a result of, or arising out of Indemnifying Party’s breach of any of Indemnifying Party’s representations, warranties, covenants or agreements in this Agreement or in any other document delivered pursuant to or in connection with this Agreement. In no event shall Indemnifying Party or any of its Affiliates or any of their respective directors, members, officers, employees, or agents be liable to any Indemnified Party pursuant to this Section 9.03 for special, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits in connection with or under this Agreement).

SECTION 9.04 Indemnification Procedures.

(a) Applicability. This Section 9.04 shall govern the procedures for indemnification of Indemnified Parties pursuant to this Article IX.

(b) Notice of Claims. An Indemnified Party shall promptly notify the Indemnifying Party (pursuant to Section 9.01, Section 9.02 or Section 9.03, as the case may be) if the Indemnified Party receives a complaint, claim, compulsory process or other notice of any Losses or potential Losses and giving rise to a claim for indemnification under this Article IX (each, a “Claim”), but failure so to notify the Indemnifying Party shall not relieve the Indemnified Party from its indemnification obligations under this Article IX unless and to the extent that it did not otherwise learn of such action or proceeding and to the extent such failure results in the forfeiture by the Indemnifying Party of substantial rights and defenses.

(c) Cooperation and Assistance; Assumption of Defense. A Indemnified Party receiving notice or knowledge of any Losses or potential Losses shall, at Issuer’s expense:

(i) provide the Indemnifying Party such information and cooperation with respect to such Claim as Issuer may reasonably require, including, but not limited to, making appropriate personnel available to Issuer at such reasonable times as the Indemnifying Party may request;

(ii) cooperate and take all such steps as the Indemnifying Party may reasonably request to preserve and protect any defense to such Claim;

(iii) in the event suit is brought with respect to such Claim, upon reasonable prior notice, afford to the Indemnifying Party the right, which the Indemnifying Party may exercise in its sole discretion and at its expense, to participate in the investigation, defense and settlement of such Claim except that the Indemnifying Party shall not enter into any settlement without the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if such settlement attributes liability to the Indemnified Party;

(iv) afford to the Indemnifying Party the right, in its sole discretion and at its sole expense, to assume the defense of such claim (subject to the terms of this Section 9.04), including, but not limited to, the right to designate counsel and to control all negotiations, litigation, arbitration, settlements, compromises and appeals of such Claim; provided that if Issuer assumes the defense of such Claim, the Indemnified Party must consent in writing, which consent shall not be unreasonably withheld, to the entry of any settlement or compromise in respect thereof that attributes liability to the Indemnified Party and Issuer shall not be liable for any fees and expenses of separate counsel employed by any Indemnified Party incurred thereafter in connection with such Claim except that if such Indemnified Party reasonably determines that counsel designated by the Indemnifying Party has a conflict of interest or if the Indemnified Party shall have defenses not available to the Indemnifying Party, the Indemnifying Party shall pay the reasonable fees and disbursements of one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

(v) if the Indemnifying Party assumes the defense of any claim as provided in clause (iv) above, the Indemnifying Party shall (x) periodically (and, upon the reasonable request of the Indemnified Party) update the Indemnified Party regarding the status of the defense of such claims, (y) provide copies of all material correspondence and legal pleadings prepared by counsel employed by the Indemnifying Party with respect thereto to the extent reasonably requested by the Indemnified Party, such claim (as reasonably determined by such Indemnified Party), and (z) without the prior written consent of the Indemnified Party, not permit a default or make any admissions on behalf of the Indemnified Party (other than routine or incontestable admissions) which would prejudice or otherwise forfeit any material right or defense of the Indemnified Party in respect of such claim.

(d) No Indemnified Party shall, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any Claim giving rise to a claim for indemnity hereunder, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnifying Party of a release from liability in respect of such Claim.

(e) In the event that any Indemnified Party waives its right to indemnification hereunder, the Indemnifying Party shall not be entitled to appoint counsel to represent such Indemnified Party or to exercise the other rights described in this subsection (c) nor shall Issuer reimburse such Indemnified Party for any Losses or costs of counsel to such Indemnified Party.

SECTION 9.05 Indemnification Not General Credit Recourse. SECTION 9.01, Section 9.02 and Section 9.03 shall not be interpreted generally to provide recourse (except as specifically provided in such sections) to the Seller or the Servicer against loss by reason of the bankruptcy, insolvency or lack of creditworthiness of a Borrower or other Obligor with respect to any Purchased Asset.

ARTICLE X

NOTE PURCHASER AGENT

SECTION 10.01 Authorization and Action. Each Investor and each Liquidity Bank hereby appoints and authorizes the Note Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Basic Documents as are delegated to the Note Purchaser Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The Note Purchaser Agent reserves the right, in its sole discretion (subject to Section 11.01), to agree to any amendment, modification or waiver of the provisions of this Agreement or any instrument or document delivered pursuant hereto, and also to exercise any rights and remedies available under this Agreement and the other Basic Documents or pursuant to applicable law. As to any matters not expressly provided for by this Agreement or the other Basic Documents (including, without limitation, enforcement of this Agreement or the other Basic Documents), the Note Purchaser Agent shall not be required to exercise any discretion or take any action which exposes the Note Purchaser Agent to personal liability or which is contrary to this Agreement, the other Basic Documents or applicable law.

SECTION 10.02 Note Purchaser Agent’s Reliance, Etc. Neither the Note Purchaser Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as the Note Purchaser Agent under or in connection with this Agreement (including, without limitation, the Note Purchaser Agent’s servicing, administering or collecting Purchased Assets or Loans as Servicer) or any other Basic Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision. Without limiting the generality of the foregoing, the Note Purchaser Agent: (a) may consult with legal counsel (including counsel for Issuer, Seller, and Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Investor or Liquidity Bank (whether written or oral) and shall not be responsible to any Investor or Liquidity Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Basic Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Issuer, Seller or Servicer or to inspect the property (including the books and records) of the Issuer, Seller or Servicer; (d) shall not be responsible to any Investor or Liquidity Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall incur no liability under or in respect of this Agreement or any other Basic Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 10.03 CNAI and Affiliates. The obligation of Citibank to purchase Incremental Note Balances under this Agreement may be satisfied by CNAI or any of its Affiliates. With respect to any Note Balance or interest therein owned by it, CNAI shall have the same rights and powers under this Agreement as any Liquidity Bank and may exercise the same as though it were not the Note Purchaser Agent. CNAI and any of its Affiliates may generally engage in any kind of business with Issuer, Seller, Servicer or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Issuer, Seller, Servicer or any Obligor or any of their respective Affiliates, all as if CNAI were not the Note Purchaser Agent and without any duty to account therefor to the Investors or the Liquidity Banks.

SECTION 10.04 Liquidity Bank’s Purchase Decision. Each Liquidity Bank acknowledges that it has, independently and without reliance upon the Note Purchaser Agent, any of its Affiliates or any other Liquidity Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Liquidity Bank also acknowledges that it will, independently and without reliance upon the Note Purchaser Agent, any of its Affiliates or any other Liquidity Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

SECTION 10.05 Indemnification of Note Purchaser Agent. Each Liquidity Bank agrees to indemnify the Note Purchaser Agent (to the extent not reimbursed by Issuer, Seller or Servicer), ratably according to the amount of its Liquidity Bank Commitment (or, if the Liquidity Bank Commitments have been terminated, then ratably according to the respective principal amounts of Note Balances (or interests therein) owned by it or which it may be required to purchase under the applicable Asset Purchase Agreement), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Note Purchaser Agent in any way relating to or arising out of this Agreement or the other Basic Documents or any action taken or omitted by the Note Purchaser Agent under this Agreement or the other Basic Documents, provided that no Liquidity Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Note Purchaser Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01 Amendments. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by Issuer, Seller, Servicer and the Note Purchaser Agent, as agent for New Note Purchasers; provided that no such amendment or waiver of any provision of this Agreement shall (i) increase the Liquidity Bank Commitment of any Liquidity Bank without the written consent of such Liquidity Bank, (ii) reduce the principal amount of any Note or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each New Note Purchaser affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Note, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Liquidity Bank Commitment, without the written consent of each Liquidity Bank affected thereby (it being understood that a waiver of an Event of Default shall not be deemed to have effected any such postponement), (iv) release the Lien in favor of the Indenture Trustee in all or substantially all of the Collateral without the written consent of each New Note Purchaser or (v) change any of the provisions of this Section or any other provision hereof specifying the number of New Note Purchasers required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each New Note Purchaser; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Note Purchaser Agent hereunder without the prior written consent of the Note Purchaser Agent. Each amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 11.02 Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimiles) and mailed, e-mailed, sent by facsimile (with a copy delivered by overnight courier) or delivered, as to each party hereto, at its address as set forth in Schedule I hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be deemed effective upon receipt thereof, and in the case of facsimiles, when receipt is confirmed by telephone.

SECTION 11.03 No Waiver; Remedies. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04 Binding Effect; Assignability.

(a) This Agreement shall be binding upon and inure to the benefit of Issuer, Seller, the Note Purchaser Agent, New Note Purchasers and their respective permitted successors and assigns (including any subsequent holders of the New Note in accordance with Section 11.04(d)); provided, however, except as provided in clause (d) below, neither Issuer nor Seller shall have any right to assign their respective rights hereunder or interest herein (by operation of law or otherwise) without the prior written consent of the Note Purchaser Agent. The Issuing Bank shall be an express third-party beneficiary of this Agreement, entitled to exercise rights (but without obligations, except as to any obligations that the Issuing Bank may have as an Indemnified Party under Article IX) under this Agreement in the same manner as if it were a party hereto.

(b) Any Investor or Liquidity Bank may, in the ordinary course of its business and in accordance with the Basic Documents and applicable law, including applicable securities laws, at any time sell to one or more Persons (each, a “Participant”), participating interests in all or a portion of its rights and obligations under this Agreement. Notwithstanding any such sale by any New Note Purchaser of participating interests to a Participant, such New Note Purchaser’s rights and obligations under this Agreement shall remain unchanged, such New Note Purchaser shall remain solely responsible for the performance thereof, and Issuer and Seller shall continue to deal solely and directly with such New Note Purchaser and shall have no obligations to deal with any Participant in connection with such New Note Purchaser’s rights and obligations under this Agreement.

(c) This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as all amounts payable with respect to the Notes shall have been paid in full. At any time, if the Collateral is liquidated, the Notes are paid or extinguished, the Aggregate L/C Amount has been reduced to zero and the obligations of the New Note Purchaser to acquire Incremental Note Balances and to cause Letters of Credit to be issued hereunder is terminated, the Basic Documents (including this Agreement) shall terminate except as otherwise provided in Section 11.10.

(d) Any New Note Purchaser may sell or assign all or a portion of its Note and other rights and obligations under this Agreement, including any related Liquidity Bank Commitment only with the prior consent of Seller unless (i) such sale or assignment is to an Eligible Assignee or (ii) such sale or assignment occurs following the occurrence of an Event of Default; provided, however, that this Section 11.04(d) shall not limit any New Note Purchaser’s right to (i) transfer its interest in its Note in the form of a participation of an interest in its Note to a Participant pursuant to Section 11.04(b), (ii) pledge or grant a security interest in its Note or its rights under this Agreement, any other Basic Document or its Asset Purchase Agreement to secure an indebtedness or other obligations of such New Note Purchaser (including, without limitation, obligations to any Federal Reserve Bank), (iii) transfer its Note pursuant to a repurchase agreement or similar arrangement or (iv) if such assignor is an Investor, assign all or part of its rights and obligations herein (including ownership of all or a part of its Note), including, without limitation, to a Liquidity Bank pursuant to the Asset Purchase Agreement; provided, that such Investor shall notify the Note Purchaser Agent and the Seller of any such assignment.

(e) Notwithstanding Section 11.04(d), each Liquidity Bank may assign to any Eligible Assignee or to any other Liquidity Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Liquidity Bank Commitment and its Note or interests therein owned by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (x) $10,000,000 and (y) all of the assigning Liquidity Bank’s Liquidity Bank Commitment, (iii) the parties to each such assignment shall execute and deliver to the Note Purchaser Agent, for its acceptance and recording, an Assignment and Acceptance, together with a processing and recordation fee of $2,500, and (iv) concurrently with such assignment, such assignor Liquidity Bank shall assign to such assignee Liquidity Bank or other Eligible Assignee an equal percentage of its rights and obligations under the Asset Purchase Agreement (or, if such assignor Liquidity Bank is Citibank, it shall arrange for such assignee Liquidity Bank or other Eligible Assignee to become a party to the Asset Purchase Agreement for a maximum principal amount equal to the assignee’s Liquidity Bank Commitment). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Liquidity Bank hereunder and (y) the assigning Liquidity Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Liquidity Bank’s rights and obligations under this Agreement, such Liquidity Bank shall cease to be a party hereto).

(f) In the event that New Note Purchaser sells any participation or assigns or transfers any interest in the Note, (x) each Participant, successor or assign (other than a Federal Reserve Bank) shall agree to make the representations and warranties in Section 6.01(c) of this Agreement and (y) such New Note Purchaser or the Note Purchaser Agent on behalf of such New Note Purchaser shall provide the Seller with notice of any such assignment or transfer.

SECTION 11.05 Provision of Documents and Information. Each of Issuer and Seller acknowledges and agrees that the Note Purchaser Agent and New Note Purchasers are permitted to provide to the Issuing Bank, any subsequent Note Purchaser Agent or New Note Purchasers, any subsequent Issuing Bank, permitted assignees and Participants, opinions, certificates, documents and other information relating to Issuer, Seller and the Loans delivered to the Note Purchaser Agent or New Note Purchasers pursuant to this Agreement provided that with respect to confidential information, such subsequent Note Purchaser Agent or New Note Purchaser, such subsequent Issuing Bank, permitted assignees and Participants agree to be bound by Section 8.17 of the Sale and Servicing Agreement (and the Issuing Bank, by accepting information delivered pursuant to this Section 11.05 agrees to be so bound).

SECTION 11.06 GOVERNING LAW; JURISDICTION. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT

SITTING IN NEW YORK CITY AND ANY APPELLATE COURT HAVING JURISDICTION TO REVIEW THE JUDGMENTS THEREOF. EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

SECTION 11.07 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED OR DELIVERED PURSUANT HERETO.

SECTION 11.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 11.09 No Recourse - New Note Purchaser, Seller, Servicer and Issuer. (a) The obligations of New Note Purchaser under this Agreement, or any other agreement, instrument, document or certificate executed and delivered by or issued by New Note Purchaser or any officer thereof are solely the corporate or limited liability company obligations of New Note Purchaser. No recourse shall be had for payment of any fee or other obligation or claim arising out of or relating to this Agreement or any other agreement, instrument, document or certificate executed and delivered or issued by New Note Purchaser or any officer thereof in connection therewith, against the Issuing Bank, any stockholder, member, manager, limited partner, employee, officer, affiliate, director or incorporator of New Note Purchaser or the Issuing Bank. No claim may be made by the Issuer, the Seller or the Servicer or any other Person against the New Note Purchaser and the Secured Parties or their respective Affiliates, directors, managers, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Seller and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected. No obligation or liability to any Obligor under any of the Loans, or to any Participation Counterparty under any Participation Agreement, or otherwise in respect of the Assets, is intended to be assumed by the New Note Purchaser and the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

(b) The obligations of Seller under this Agreement, or any other agreement, instrument, document or certificate executed and delivered by or issued by Seller or any officer, stockholder, member, manager, employee, director or incorporator thereof are solely the corporate obligations of Seller. No recourse shall be had for payment of any fee or other obligation or claim arising out of or relating to this Agreement or any other agreement, instrument, document or certificate executed and delivered or issued by Seller or any officer thereof in connection therewith, against any Affiliate, stockholder, member, manager, director, employee or officer of Seller or any Affiliate thereof (excluding the Seller itself).

(c) The obligations of Servicer under this Agreement, or any other agreement, instrument, document or certificate executed and delivered by or issued by Servicer or any officer, stockholder, member, manager, employee, director or incorporator thereof are solely the corporate obligations of Servicer. No recourse shall be had for payment of any fee or other obligation or claim arising out of or relating to this Agreement or any other agreement, instrument, document or certificate executed and delivered or issued by Servicer or any officer thereof in connection therewith, against any Affiliate, stockholder, member, manager, director, employee or officer of Servicer or any Affiliate thereof (excluding the Servicer itself).

(d) The obligations of Issuer under this Agreement, or any other agreement, instrument, document or certificate executed and delivered by or issued by Issuer or any officer, stockholder, member, manager, employee, director or incorporator thereof, in each case on behalf of the Issuer, are solely the limited liability company obligations of Issuer. Except as otherwise provided in this Agreement or the other Basic Documents with respect to the Seller or the Servicer, no recourse shall be had for payment of any fee or other obligation or claim arising out of or relating to this Agreement or any other agreement, instrument, document or certificate executed and delivered or issued by Issuer or any officer thereof in connection therewith, against any Affiliate, stockholder, member, manager, director, employee or officer of Issuer or any Affiliate thereof (excluding the Issuer itself).

(e) New Note Purchaser, by accepting the New Note, acknowledges that such New Note represents an obligation of Issuer and does not represent an interest in or an obligation of Seller, Servicer, Indenture Trustee or any Affiliate, member, manager, director, officer, employee or attorney thereof and no recourse may be had against such parties or their assets, except as may be expressly set forth or contemplated in this Agreement, the New Note or the other Basic Documents.

SECTION 11.10 Survival. All representations, warranties, covenants, guaranties and indemnifications contained in this Agreement and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the sale or transfer of the New Note. Notwithstanding the immediately preceding sentence, the rights and remedies of the Note Purchaser Agent and or New Note Purchasers with respect to (i) any representation and warranty made or deemed to be made or remade by Issuer, Seller or Servicer pursuant to this Agreement, (ii) the indemnification provisions set forth in Article IX and (iii) the agreements set forth in Section 2.08, Section 2.09, Section 11.06, Section 11.07, Section 11.09, Section 11.13 and Section 11.16 will be continuing and will survive any termination of this Agreement or any other Basic Document or the repayment of the Notes. All of the representations, warranties and covenants of NewStar Financial, in its capacity as Servicer pursuant to this Agreement, will survive termination of NewStar Financial in such capacity, to the extent of representations and warranties made or deemed made, and obligations arising, prior to such termination.

SECTION 11.11 Tax Characterization. Each party to this Agreement (a) acknowledges and agrees that it is the intent of the parties to this Agreement that for all purposes, including federal, state and local income, single business and franchise tax purposes, the New Note will be treated as evidence of indebtedness secured by the Loans and proceeds thereof and the trust created under the Indenture will not be characterized as an association (or publicly traded partnership) taxable as a corporation, (b) agrees to treat the New Note for federal, state and local income and franchise tax purposes as indebtedness and (c) agrees that the provisions of all Basic Documents shall be construed to further these intentions of the parties.

SECTION 11.12 Conflicts. Notwithstanding anything contained herein to the contrary, in the event of the conflict between the terms of the Sale and Servicing Agreement and this Agreement, the terms of the Sale and Servicing Agreement shall control.

SECTION 11.13 Expenses. In addition to the rights of indemnification granted under Section 9.01, the Issuer agrees to pay on demand to or at the direction of the Note Purchaser Agent (from the capital contribution made to the Issuer pursuant to SECTION 4.01(e), Collections applied pursuant to Section 8.2(b)(ix) of the Indenture and any other cash available to the Issuer, but excluding any other Collections):

(a) all reasonable costs and expenses of the Note Purchaser Agent and New Note Purchasers in connection with:

(i) the preparation, execution and delivery of this Agreement and the other Basic Documents (including without limitation all legal, accounting, third party due diligence and other miscellaneous expenses incurred in connection therewith; and

(ii) any amendment, waiver or modification of this Agreement or the Basic Documents requested by the Issuer or any of its Affiliates and all Attorney Costs of one law firm of the Note Purchaser Agent and New Note Purchasers with respect to advising the Note Purchaser Agent and New Note Purchasers as to its rights and remedies under this Agreement and the other Basic Documents;

(b) all reasonable costs and expenses, if any (including Attorney Costs for one law firm and any necessary local counsel), of the Note Purchaser Agent and New Note Purchasers, in connection with the enforcement (or direction provided to Indenture Trustee with respect to the enforcement) of the Notes, this Agreement and the other Basic Documents;

(c) any reasonable due diligence expenses incurred by the Note Purchaser Agent and New Note Purchasers (other than to the extent of amounts included in clause (i), above); and

(d) all reasonable costs and expenses incurred in connection with the periodic auditing and the other activities contemplated pursuant to Section 7.02.

SECTION 11.14 Updating List of Authorized Officers. The Persons initially constituting the Authorized Officers of the designated manager of the Issuer are as set forth in Exhibit F. The designated manager of the Issuer may from time to time designate the individuals who are authorized to act as “Authorized Officers” with respect to Issuer pursuant to an Officer’s Certificate distributed to Indenture Trustee, the Note Purchaser Agent, New Note Purchasers, Seller and Servicer.

SECTION 11.15 Right of Setoff. Without in any way limiting the provisions of this Agreement, the Note Purchaser Agent, each Liquidity Bank and each Investor is hereby authorized (in addition to any other rights it may have) at any time after the occurrence and during the continuance of an Event of Default to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Note Purchaser Agent, such Liquidity Bank or such Investor to, or for the account of, Issuer, Seller or Servicer against any amount owing by Issuer, Seller or Servicer, as the case may be, to such Person or to the Note Purchaser Agent on behalf of such Person (even if contingent or unmatured).

SECTION 11.16 Special Provisions Applicable to Investors. Each of the parties to this Agreement hereby covenants and agrees that:

(a) no Investor shall have any obligation to pay any amount hereunder unless such Investor has received cash from the Notes sufficient to pay such amounts and such amounts are not necessary to pay such Investor’s outstanding commercial paper or its other outstanding indebtedness; in addition, each of the parties hereto hereby agrees that no amount owing by an Investor hereunder shall constitute a claim (as defined in Section 101 or Title 11 of the United States Bankruptcy Code) against such Investor unless such Investor has received cash from the Notes sufficient to pay such amounts, and such amounts are not necessary to pay such Investor’s outstanding commercial paper or its other outstanding indebtedness; no recourse shall be had for the payment of any amount owing hereunder or for the payment of any fee hereunder or any other obligation of, or claim against an Investor arising out of or based upon this Agreement, against any equity holder, employee, officer, agent, member or manager of an Investor or any equity holder, employee, officer, director, member, manager or affiliate thereof;

(b) prior to the date which is one year and one day after the payment in full of all commercial paper and any other indebtedness for borrowed money of an Investor, it will not institute against, or join any other Person in instituting against, such Investor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of any jurisdiction;

(c) no pledge and/or collateral assignment by any Investor pursuant to its commercial paper program documents of an interest in the rights of such Investor in any Note or Note Balance shall constitute an assignment and/or assumption of such Investor’s obligation (if any) under this Agreement, such obligations in all cases remaining with such Investor; moreover, any such pledge and/or collateral assignment of the rights of such Investor shall be permitted hereunder without further action or consent, and any such pledge may perfect a collateral assignment of such interest notwithstanding anything to the contrary in this Agreement;

(d) notwithstanding anything to contrary contained herein, no amendment, modification or waiver of this Section shall be effective unless agreed to in writing by each Investor; and

(e) the provisions of this Section shall survive the termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

NEWSTAR WAREHOUSE FUNDING 2005 LLC, as Issuer

By:	NEWSTAR FINANCIAL, INC., its designated manager

By:	/s/ JOHN J. FRISHKOPF
Name:	John J. Frishkopf
Title:	Treasurer

NEWSTAR FINANCIAL, INC., as Seller and as Servicer

By:	/s/ JOHN J. FRISHKOPF
Name:	John J. Frishkopf
Title:	Treasurer

CITICORP NORTH AMERICA, INC., as Note Purchaser Agent

By:	/s/ TODD FRITCHMAN
Name:	Todd Fritchman
Title:	Vice President

CHARTA, LLC, as an Investor

By:	/s/ TODD FRITCHMAN
Name:	Todd Fritchman
Title:	Vice President

[Signature Page 1 to Note Purchase Agreement]

CITIBANK, N.A., as a Liquidity Bank

By:	/s/ TODD FRITCHMAN
Name:	Todd Fritchman
Title:	Vice President

[Signature Page 2 to Note Purchase Agreement]